Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Velocity Financial, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-236019) on Form S-8 of Velocity Financial, Inc. of our report dated March 16, 2021, with respect to the consolidated statements of financial condition of Velocity Financial, Inc. (formerly known as Velocity Financial, LLC) and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, changes in stockholders’ / members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Velocity Financial, Inc.

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of Accounting Standards Update 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.”

/s/ KPMG LLP

Los Angeles, California
March 16, 2021